As filed with the Securities and Exchange Commission on November 30, 2016
Registration No. 333-211494
Registration No. 333-189470
Registration No. 333-183457
Registration No. 333-146900
Registration No. 333-126275

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-211494
Form S-8 Registration Statement No. 333-189470
Form S-8 Registration Statement No. 333-183457
Form S-8 Registration Statement No. 333-146900
Form S-8 Registration Statement No. 333-126275

Under

The Securities Act of 1933

RESPONSE BIOMEDICAL CORP.
(Exact name of Registrant as specified in its charter)

Vancouver, British Columbia, Canada	98-1042523
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1781 - 75th Avenue W. Vancouver, British Columbia, Canada V6P 6P2 (604) 456-6010
(Address, including zip code and telephone number, of principal executive offices)

Amended and Restated 2008 Stock Option Plan

Restricted Share Unit Plan

Non-Employee Directors Deferred Share Unit Plan
2008 Stock Option Plan, as Amended, Effective as of June 19, 2012

Stock Option Plan, Effective May 3, 2005
1996 Stock Option Plan

(Full title of the plan)

Barbara R. Kinnaird 1781 - 75th Avenue W. Vancouver, British Columbia, Canada V6P 6P2
(Name and address of agent for service)

(604) 456-6010
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

PART I

DEREGISTRATION

These Post-Effective Amendments relate to the following registration statements on Form S-8 (collectively the “Registration Statements”) previously filed by Response Biomedical Corp. (the “Company”) with the Securities and Exchange Commission: (1) Registration Statement No. 333-211494 filed on May 20, 2016, pertaining to the offering by the Company of up to an aggregate of 496,262 shares of the Company’s common stock, without par value per share (“the Common Stock”) to be issued under (i) the Restricted Share Unit Plan, and (ii) the Non-Employee Directors Deferred Share Unit Plan; (2) Registration Statement No. 333-189470 filed on June 20, 2013, pertaining to the offering by the Company of up to an aggregate of 1,644,414 shares of the Company’s Common Stock to be issued under (i) the Amended and Restated 2008 Stock Option Plan, (ii) the Restricted Share Unit Plan, and (iii) the Non-Employee Directors Deferred Share Unit Plan; (3) Registration Statement No. 333-183457 filed on August 20, 2012, pertaining to the offering by the Company of up to an aggregate of 24,200,000 shares of the Company’s Common Stock to be issued under the 2008 Stock Option Plan, as Amended Effective as of June 19, 2012; (4) Registration Statement No. 333-146900 filed on October 24, 2007, pertaining to the offering by the Company of up to an aggregate of 5,500,000 shares of the Company’s Common Stock to be issued under the Stock Option Plan Effective May 3, 2005; and (5) Registration Statement No. 333-126275 filed on June 30, 2005, pertaining to the offering by the Company of up to an aggregate of 11,500,000 shares of the Company’s Common Stock to be issued under (i) the Stock Option Plan Effective May 3, 2005, and (ii) the 1996 Stock Option Plan.

On November 29, 2016, pursuant to the Arrangement Agreement, dated as of June 15, 2016 (the “Arrangement Agreement”), by and among the Company and 1077801 B.C. Ltd. (the “Purchaser”), the Purchaser acquired all of the issued and outstanding common stock of the Company (the “Arrangement”), and the Company became a wholly-owned subsidiary of the Purchaser.

In connection with the transactions contemplated by the Arrangement Agreement, the offering of the Company’s securities pursuant to the Registration Statements has been terminated as of the date hereof. In accordance with an undertaking made by the Company in Part II of each of the above named Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statements, the Company hereby removes from registration all such securities registered under the Registration Statements that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on November 30, 2016.

RESPONSE BIOMEDICAL CORP.

By:	/s/ Barbara R. Kinnaird
Barbara R. Kinnaird Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933.